Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Oglethorpe Power Corporation for the registration of debt securities and to the incorporation by reference therein of our report dated March 22, 2013, with respect to the consolidated financial statements of Oglethorpe Power Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
December 17, 2013